AMENDMENT TO
SHARE EXCHANGE AGREEMENT

THIS AMENDMENT TO SHARE EXCHANGE AGREEMENT (this
"Amendment") is entered into effective October 1, 2002, by and between Precom Technology, Inc., a Florida corporation ("Precom"), International Financial Concierge Services, Inc., a Florida corporation ("IFCS") and the persons listed in Exhibit A hereof (collectively the "Shareholders"), being the owners of record of all of the issued and outstanding stock of IFCS.

RECITALS

WHEREAS, the parties hereto entered into a certain Share Exchange
Agreement, dated October 1, 2002, (the "Exchange Agreement"); and

WHEREAS, the parties hereto desire to amend the Exchange Agreement as set forth herein.

AGREEMENT

1.	All references to Series B Preferred Stock is deleted and
replaced by Series A Preferred Stock.

2.	Exhibit B. to the Exchange Agreement, Statement of Rights and
Preferences of Series B Preferred Stock, is hereby rescinded, with no further force or effect.

3.	Precom will issue 3,125,000 Series A Preferred Stock with each share of Series A Preferred Stock convertible into two shares of Common Stock, par value $0.001, of Precom.

4.	The Series A Preferred Stock shall be subject to the Statement of
Preferences attached hereto as Exhibit B.

5.	All other terms and conditions of the Exchange Agreement shall continue in full force and effect.

DATED, this the 19th day of November, 2002


PRECOM TECHNOLOGY, INC.


By: __/s/_Robert Hipple__________
      Robert Hipple, President


INTERNATIONAL FINANCIAL CONCIERGE SERVICES, INC.


By: _/s/_Rodney B. Read________
      Rodney B. Read, Vice President and COO



SHAREHOLDERS OF IFCS:


__/s/_Robert Hipple_______           ___/s/_Drew Roberts_______
Robert Hipple                       Drew Roberts


_/s/_Rodney Read__________           __/s/_Lester Katz_________
Rodney Read                          Lester Katz


_/s/_David E. Smith, III___         __/s/_Mark Wood____________
David E. Smith, III                 Mark Wood


_/s/_Glenn Liddell_________
Glenn Liddell


                          EXHIBIT A

                      IFCS SHAREHOLDERS

Shareholder                          Percent of Ownership
Robert Hipple                               33.00%
Rodney Read                                 15.00%
Drew Roberts                                15.00%
Lester Katz                                 10.00%
Glenn Liddell                                8.50%
David E. Smith, III                          8.50%
Mark Wood                                   10.00%




STATEMENT OF RIGHTS AND PREFERENCES
OF
SERIES A PREFERRED STOCK
OF
PRECOM TECHNOLOGY, INC.


PRECOM TECHNOLOGY, INC., a Florida corporation (the "Corporation"), certifies that pursuant to the authority contained in its Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Florida Business Corporation Act, the Board of Directors of the Corporation (the "Board of Directors") by written consent dated as of October 1, 2002, duly adopted the following recitals and resolutions, which resolutions remain in full force and effect on the date hereof.

WHEREAS, the Certificate of Incorporation has authorized the issuance of 10,000,000 shares of Preferred Stock having a no par value (the "Preferred Stock"), of which 5,000,000 shares of Series B Preferred Stock is outstanding;

WHEREAS, the Certificate of Incorporation has vested the Board of Directors with authority to provide for the issuance of the Preferred Stock in such series, with such voting rights and such designations, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights as shall be stated in the resolutions providing for the issuance of such shares;

WHEREAS, the Corporation has entered that certain Share Exchange
Agreement, dated October 1, 2002, between the Corporation and
International Financial Concierge Services, Inc., a Florida corporation, ("IFCS") pursuant to which the Corporation is to issue 3,125,000 shares of preferred stock to the shareholders of IFCS in exchange for all issued and outstanding shares of IFCS; and

WHEREAS, the Board of Directors desires to establish and designate a series of the Preferred Stock and to fix the voting rights and preferences, qualifications, privileges, limitations, options, conversion rights and other special rights of such series pursuant to the Share Exchange Agreement.

NOW, THEREFORE, be it,

RESOLVED, that the Board of Directors hereby establishes a series of the Preferred Stock consisting of 3,125,000 shares, having no par value, to be designated the "Series A Preferred Stock" (the "Series A Preferred Stock"); and

FURTHER RESOLVED, that the Corporation is hereby authorized to issue such shares of Series A Preferred Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine; and that, subject to the limitations provided by law and by the Certificate of Incorporation, the voting rights, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights of the Series A Preferred Stock shall be as follows:

1. Dividend Rights. The holders of shares of Series A Preferred Stock shall be entitled to receive as dividends per share an amount equal to the dividend, if any, payable to the common stock, par value $0.001, of the Corporation (the "Common Stock") on a per share basis. No other dividends shall be payable on or with respect to the Series A Preferred Stock.

2. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any common stock or any other class or series of capital stock ranking junior to the Series A Preferred Stock, an amount in cash per outstanding share of the Series A Preferred Stock equal to $1.00 (the "Series A Liquidation Preference"). If the assets of the Corporation are not sufficient to pay in full the Series A Liquidation Preference payable to the holders of outstanding shares of Series A Preferred Stock and the liquidation preference of all other securities that rank pari passu with the Series A Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in proportion to the amount which would be payable on such distribution if the Series A Liquidation Preference to which the holders of outstanding shares of Series A Preferred Stock and the liquidation preferences to which the holders of other securities that rank pari passu with the Series A Preferred Stock are entitled were paid in full. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series A Preferred Stock shall have been paid in full their Series A Liquidation Preference, the holders of shares of Series A Preferred Stock shall not be entitled to share in any further distribution of assets. For the purposes of this
Section 2, the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property, assets or outstanding equity securities of the Corporation or the merger or consolidation of the Corporation with one or more corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation. Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating the payment date and the place where the distributable amount shall be payable, shall be given by mail, postage prepaid, not less than 60 days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall then appear on the books of the Corporation.

3. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

a. Right to Convert. The shares of Series A Preferred Stock shall be convertible, at any time after January 1, 2003 and prior to January 1, 2004 and at such later time as the Corporation has increased its authorized shares of common stock to effectuate the conversion of each share of Series A Preferred Stock into two shares of Common Stock.

b. Mechanics of Conversion. In order to convert shares of Series A Preferred Stock into shares of Common Stock, each holder shall surrender the certificate or certificates for the Series A Preferred Stock, duly endorsed, at the office of the Corporation and shall give written notice to the Corporation of the election to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted.

c. No Reservation of Stock Issuable Upon Conversion. The Corporation is not required to reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock.

d. Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series A Preferred Stock, shall be deemed given if deposited in the United States mail, postage prepaid, or delivered to an express courier, and addressed to each holder of record at the holder's address appearing on the books of the Corporation.

4. Voting Rights. The holders of shares of Series A Preferred Stock shall have the same voting rights as holders of Common Stock, but on basis of two votes for each share of Series A Preferred Stock.

5. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to the terms hereof, the shares so converted, redeemed or repurchased shall be cancelled and shall revert to the category of authorized but unissued shares of Preferred Stock by the Corporation.

IN WITNESS WHEREOF, Precom Technology, Inc. has caused this Statement to be signed by its President effective the 1st day of October, 2002.

PRECOM TECHNOLOGY, INC.




By: ___/s/_Robert Hipple_______________
Robert Hipple
President

10

3

3